Exhibit 4.46

Lease Contract

No:Mei Huayi(2012) 01

Parties of Contract

Lessor(Party A): Shanghai Hua Yi Industry Co., Ltd

Address:  No 1555, Lianhua Road, Minhang District

Lessee(Party B): Shanghai Mecoxlane Shopping Co., Ltd

Address:

Party A desires to lease the premise measured 2000m2 in aggregate located at Floor 1st (measured 345m2) and Floor 2nd (measured 1655m2), No 1555, Lianhua Road, Minhang District, Shanghai. In accordance with Contract Law of the People’s Republic of China and Regulations of the Shanghai Municipality on Building Leasing, Party A and Party B have reached agreement through fully negotiation and entered into this contract.

Recitals

Article 1 Definitions of related words in this contract

1.1 Premise: The premise measured 2000m2 is located at Floor 1st (measured 345m2)and Floor 2nd(1655m2), No 1555,Lianhua Road, Minhang district ,Shanghai,.

1.2Annual rental: the rent that Party B should pay each year.

1.3 Year: calendar year

1.4 this Contract: this lease contract

Article2 Both parties’ declaration

2.1 Both parties declare that each of the parties shall be legally qualified parties to enter into this Contract and is willing to be liable for the claim for damages if it is not qualified to enter into this Contract.

2.2 Both parties declare to acknowledge the meaning of all the clauses when signing this contract and confirm the reality, legality, validation of all the clauses.

2.3 Both parties declare that each of the undersigned is qualified to sign this Contract.

2.4 If both parties intends to modify this contract, they must seal and sign on the modification. Otherwise, the parties shall not be bound by the modified clause and the original clause will apply.

2.5 Both parties declare that notice and contact information is as follow.

2.5.1 Both parties’ contact information

Party A:Address: No 1555, Lianhua Road, Minhang district  Zip:201102 Tel:54804825  Fax: 64804471

Party B: Address:	Zip:	Tel:	Fax:

2.5.2 If the contact information above is changed, one party shall notify the other party. Otherwise, the information is deemed as unchangeable if one party fails to notify the other party. Unchanged party will not be liable for failing notice to the changed party.

2.5.3 Notice shall be sent in written form, including registered letter, fax and E-mail, etc. Receiving date of registered letter is the date when the notified party confirms by signing on the documents in the post office, and receiving date of fax or E-mail is the date when fax or E-mail is accepted immediately.

Article 3 Lease term

3.1 The term of contract is 6 years and shall commence on February 1, 2012 and expire on January 31, 2018.

3.2 The free-rent tenancy shall commence on February 1, 2012 and expire on April 30, 2012. Both parties shall handover the premise before Jan 31, 2012. Party B is not required to pay the rent during the free-rent tenancy, but Party B shall pay the water fees, electricity fees and other fees resulting from using the premise. Party B has no free-rent right when it failures to finish decoration during the free-rent tenancy or makes decoration upon the expiry of free-rent tenancy. (If the failure by Party B is due to Party A’s reason, the free-rent tenancy shall be delayed accordingly.)

3.3 Right of first refusal to lease: upon the expiration of the tenancy and Party B desires to renew the lease, Party B shall send a written notice to Party A three month in advance. If Party B decides to continue leasing the premise, Party B enjoys right of first refusal to lease. Both parties will sign a new contract where the rent is subject to negotiation.

3.4 Party A has right to dispose of this premise when Party A sends a written notice to Party B three months in advance. Party B shall provide the necessary cooperation and coordination meanwhile Party B shall have the right of first refusal to purchase. The rights and liabilities of Party B herein shall not be changed when title of the premise is transferred.

3.5 Party A has right to take back the premise upon expiry of the term and Party A shall return it as scheduled.

Article 4 Rent and method of payment

4.1 The annual rental is RMB1.2 million for the first and second year(February 1, 2012—January 31, 2014) and the annual rental will increase by 10% on the basis of annual rental of second year in the third and fourth year(February 1, 2014— January 31, 2016), if Party B registers a company in the premise which generates tax, the annual rental will increase by 5%. The annual rental will increase by 10% on the basis of annual rental of the fourth year for the fifth and sixth year(February 1, 2016— January 31, 2018), if Party B registers a company in the premise which generates tax, the annual rental will increase by 5%.The standard of rent is tabled as below.

Serial Number	Lease Term	Standard of rent when Party B registers a company in the premise	Standard of rent when Party B doesn’t register a company in the premise
1	February 1, 2012— January 31, 2014	1.2 million	1.2 million
2	February 1, 2014— January 31, 2016	1.26 million	1.32 million
3	February 1, 2016— January 31, 2018	1.323 million	1.452 million

4.2 The rental shall be paid quarterly in advance. Party B shall pay the rent of the next period of payment ten days before each period of payment expires and within three working days upon receipt of rents, Party A shall issue a lease invoice. If Party A rejects to issue a lease invoice when the next period of payment expires, Party B will have right to suspend paying the rent of next period of payment until Party A issues a lease invoice.

4.3 Within one week upon the effective date of this Contract, Party B shall pay RMB100,000 equivalent of one month rent serving as performance deposit in order to ensure its performance of all clauses herein, and within in one week upon the effective date, Party B shall pay Party A the rent in an amount of RMB300,000 of first monthly payment(namely from May 1, 2012 to July 31, 2012). Otherwise Party A has right to terminate this Contract. Upon receipt of the deposit and rent, Party A shall issue a receipt to Party B.

4.4 Party A has right to offset and deduce any unpaid rent and liquidated damages form the deposit. If the deposit is not sufficient to deduct, Party A has right to notify Party B and Party B shall further pay Party A within five days upon receiving Party A’s notification.

4.5 Upon the expiration of the tenancy, Party A shall return the deposit without any interests to Party B within 14 days after Party B pays off all the related fees including water, electricity, other fees result from using the premise and hand over the Premise in a good condition.

Article 5 Other fee and method of payment

5.1 When party A shall install independent water and electricity measuring instrument for Party B. Party B shall pay the property management company water and electricity fees monthly.

5.2 Party B shall apply to telephone and network by itself or entrusting Party A’s property management company. Party B shall pay the fees incurred directly.

5.3 In accordance with laws and regulations, Party A shall bear levied tax and related fees resulting from premise lease by the owner.

5.4 Property management fees shall be paid pursuant to the agreement between Party B and the property management company which Party A entrusts.

Article 6 Both parties’ responsibilities

6.1 Party A’s responsibility

6.1.1 On the premise of performance by Party B, Party A promises not to sublet the premise during the tenancy and not to interfere Party B due to contradiction with others.

6.1.2 Party A shall promise that Party A’s successor in legal ownership shall be bound by this Contract and substitute for Party A of this Contract. If Party A shall transfer rights and liabilities of herein to another party, Party A shall notify Party B in written form in advance and obtain the consent of Party B, and shall not influence Party B’s economic interests.

6.1.3 Party A shall be responsible for the management of environment, hygiene, safety, property in public areas and cleaning the external wall at its own costs.

6.1.4 Party A shall be responsible for meeting Party B’s need for facilities of water, electricity, telephone and drainage.

6.2 Party B’s responsibility

6.2.1 Party B shall pay rent and related fees adequately and timely pursuant to this Contract.

6.2.2 During the tenancy, on the premise of not changing the existing structure and function, according to Party B’s need of actual managing, Party B can separate and decorate the premise at its own costs. If Party B intends to decorate the premise, Party B should turn over a plan to Party A to be checked and recorded. Party A shall reply within 10 days upon receiving this plan and not reject this plan without reason except providing the reasonable evidence proving dangers caused to the structural safety of building, fire protection, water pump, water supplement, water protection, oil supplement and electricity of system regular operation or breach of the related rules of country or damages Party A’s interests.

6.2.3 During the tenancy, according to need of actual managing, Party B can add other devices, facilities or properties at its own costs and all added parts belong to Party B. Upon the expiry of tenancy, Party B can retain property rights and shall demolish the devices and facilities to restore the original conditions.

6.2.4 During the tenancy, Party B can cooperate with a third party according to business needs. Party B shall send the written notice to Party A and not influence Party A’s interests.

6.2.5 Party B promises that if Party B doesn’t perform this Contract or perform incomprehensive where Party A or other parties suffers damages and caused Party A being sued, appealed, claimed or compensated, Party B shall fully compensate for Party A’s losses.

6.2.6 Party B shall be responsible for property insurance.

6.2.7 Party B shall sublet the premise partly or wholly without Party A’s written consent.

Article 7 Use of the premise and responsibility to repair the premise

7.1 Party B agrees to be responsible for maintaining and repairing internal premise during the tenancy and keeping the premise in a good condition (except for regular impairment). Due to any irregular impairment of the premise and building with Party B or visitors’ intention or negligence, Party B shall be responsible for hiring qualified maintainer with Party A’s consent in the reasonable time, otherwise Party A will substitute for repairing all Party B’s costs.

7.2 With written notice in advance, Party B shall cooperate and coordinate actively and be responsible for consequence result from not cooperating or interfering Party A when Party A repairs the premise and ancillary facilities..

7.3 The ancillary facilities and devices belong to Party B which Party A agrees to add. When the term expires, Party A shall demolish added and unformed facilities and devices, without damaging the structure of premise. After being checked and agreed by Party A, Party B takes its procedure of terminating to lease.

Article 8 Condition of the Premise When It is Returned

8.1 Upon expiry or termination of this Contract, Party B shall demolish and move out Party B’s added and unformed decorations, ornaments, facilities and devices in the premise. Party B shall return the premise to Party A in a good condition. The formed decorations, ornaments, facilities and devices in the premise which Party B adds belong to Party A. In the situation where this Contract is terminated due to Party A’s reason, Party A shall compensate scarp value of formed decoration, ornaments, facilities and devices. Party B shall return the premise in a good condition, which shall be checked and approved by Party A. Both parties shall settle the fees with each other.

8.2 If Party B fails to return the premise pursuant to the above clauses without written consent of Party A and continue using (including that any persons or some staff occupy in the premise), Party A has right to collect the occupancy, water, electricity, property management, advertising and other fees resulted from using the premise and recover the damages result from Party B’s untimely moving out, including but not limited to daily rent (daily rent is calculated at the average daily rent of three months before the termination, expiry or cancelation of this Contract.) Besides, Party B is deemed to give up the ownerships or use rights of decorations, facilities, devices, including those deemed as Party A’s devices and some staff (whatever belongs to Party A or another party). Party A has right to dispose and Party B or another party can’t raise any objection.

8.3 Party B shall be responsible for compensation for Party A or a third party’s damages caused by Party B during the process of moving out. Party A has right to deduct the compensation from the deposit. If the deposit is not sufficient to deduct, Party B shall further pay Party A such amount.

8.4 Party B can’t interrupt Party A’s leasing during the process of moving out with any excuses.

Article 9 Liabilities for breach of contract

9.1Party A’s liabilities for breach of contract

9.1.1 In the event that Party B performs its own liabilities pursuant to this Contract, Party A shall not terminate the contract without any reasons. Otherwise Party A shall pay Party B the liquidated damages equal to three months rents.

9.1.2 In the event that Party A can’t hand over the premise to Party B to be checked pursuant to this Contract, Party A shall compensate Party B equal to two month rents (accounted at rent standard of the first year pursuant to this Contract) and delay the term of the contract (recording the delay as attachment).

9.2 Party B’s liabilities for breach of contract

9.2.1 Party B fails to the rent or electricity, water fees timely and adequately, other than payment of the unpaid rental and other fees, a penalty payment at 0.02% of the unpaid fees payable for each day of the delay shall be charged. In the event of delay exceeding 20 days, Party A has right to look into Party B’s liabilities for breach of contract and terminate this Contract. Party B shall move out the premise pursuant to the Article 8 of this Contract within one week when Party A terminate this Contract and compensate

Party A for liquidated damages equal to three month rent (accounted at applicable annual rent) and Party A needn’t compensate for Party B’s decoration. If Party B damages or rebuilds part of the premise in the process of removing removes the devices that Party B adds in the premise, Party B shall restore to the original conditions.

9.2.2 In the event that Party B breaches the contract and does illegal business, Party B shall bear all the legal liabilities and economic damages alone.

9.2.3 In the event that Party B delays to pay the rent ,water or rental fees ,or breaches this Contract which result in the termination or expiry of this Contract, Party A has lien on the Party B’s properties in the premise and offsets the Party B’s debts hosted by the court. Party B shall accept and give up the possible appeal rights when Party A exercises the lien right.

9.2.4 In the event that Party B sublets the premise in part or whole to a third party without Party A’s written consent during the tenancy, Party A has right to terminate the contract and Party B shall compensate the liquidated damages equal to three months rental (accounted at applicable annual rent)

Article 10 Force majeure

10.1Force majeure refers to unpredictable, unavoidable and insuperability objective situation. If one party doesn’t perform the contract due to force majeure. Liabilities shall be exempted according to the influences of force majeure, except for the provisions of law. In the event that force majeure occurs after one party delays to perform this Contract, the party can’t be exempted from the liabilities.

10.2 In the event that one party fails to perform the contract partly or perform incomprehensively due to force majeure, the party shall notify the other party to relieve the other’s damages and provide the certification.

10.3 In the event that force majeure causes damage to the premise or any part of the premise, the rent of the premise is discounted by the proportion of the influenced days, until the premise is repaired, recovered or accessible.

Article 11 Validation, alteration, cancellation, termination of contract

11.1 This Contract become effective when both parties have signed or sealed (including across-page seal)

11.2 During the performance of this Contract, if one party can intends to modify this Contract, it shall obtain the other party’s consent and modification shall be recorded in written form.

11.3 In the event of occurrence of any following clause, this Contract can be terminated or cancelled.

11.3.1 The tenancy expires.

11.3.2 If one party breaches any clauses of the contract, observant party has right to send written notice to the defaulting party to remedy. If the defaulting party fails to remedy within 30 days upon receiving the defaulting notification or default can’t be remedied, the observant party can terminate this Contract with notice and to look into defaulting party’s liability.

11.3.3 In the event that force majeure or laws and regulations makes it impossible to perform this Contract, both parties may terminate this Contract.

11.3.4 During the process of performance of this Contract, both parties can terminate this Contract after consultation.

11.3.5 In the event that the premise is damaged structurally by Party A and the premise can’t be repaired and remedied within 30 days when damages occur, Party B has right to terminate this Contract.

11.3.6 If Party B fails to pay the rental pursuant to schedule of payment, or Party B delays to pay after 20 days or more, Party A has right to terminate this Contract alone.

11.3.7 If the premise is removed due to the plan of government, the contract is terminated, and both parties don’t bear the liabilities of defaulting.

Article 12 Settlement of dispute

12.1 The dispute during performing this Contract, they shall friendly consult with each other. If the parties are unable to resolve any dispute between them by negotiation in good faith, such dispute shall be resolved by the court where the premise is located.

Article 13 Other provisions

13.1 During the tenancy, both parties shall keep any related information of any party secret and shall not release any either party’s information of (including intentionally or negligently) to any irrelevant parties or persons during the negotiation of this Contract, unless the information is released to public legally. However, both parties shall be allowed to reveal information related to this Contract to the related companies in order to perform liabilities of this Contract.

13.2 During the tenancy, if the premise is removed due to the city planning or other reasons, Party A has right to send a written notification to Party B to terminate this Contract and Party B shall return the premise pursuant to the Article 8 of this Contract. The compensation for Party B’s adjunctions or decorations, ornaments, devices, facilities belongs to Party B. The compensation for Party A’s premise and available facilities belongs to Party A.

13.3 Attachment of this Contract is an integral part of this Contract. The party that provides the attachment is fully responsible for reality and legality. Either parties shall bear responsible for its’ guarantee when both parties sign.

13.4 This Contract shall be countersigned in three originals. Party A holds two originals and Party B holds one original.

Party A: Shanghai Hua Yi Industry Co., Ltd		Party B: Shanghai Mecoxlane Shopping Co., Ltd
Legal representative:	/s/	Legal representative:
Designee:	/s/	Designee:
[Seal: Shanghai Hua Yi Industry Co., Ltd]		[Seal: Shanghai Mecoxlane Shopping Co., Ltd]